UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 27, 2009

ATHEROGENICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	0-31261	58-2108232
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

8995 Westside Parkway
Alpharetta, GA  30004
(Address of principal executive offices)

Registrant's telephone number, including area code (678) 336-2500

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously disclosed, on March 17, 2009, AtheroGenics, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Crabtree Acquisition Co., LLC (the “Purchaser”).  Pursuant to the Purchase Agreement, the Purchaser agreed to purchase substantially all of the Company’s non-cash assets (the “Asset Sale”) for $2,000,000 in a transaction to be completed under Section 363 of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  Also, as previously disclosed, the Purchaser will not assume any existing indebtedness of the Company. No higher offers were received pursuant to the auction conducted under Section 363 of the Bankruptcy Code.  Accordingly, on March 27, 2009, the U.S. Bankruptcy Court for the Northern District of Georgia entered a final order approving the Asset Sale. The Company expects that the Asset Sale will be completed on March 31, 2009.

Under the priority scheme established by the Bankruptcy Code, the Company’s creditors are generally entitled to receive any distributions of the Company’s assets before the Company’s shareholders are entitled to receive any such proceeds.  As of February 28, 2009, the Company had approximately $47.8 million in cash and cash equivalents and approximately $306.7 million in prepetition liabilities.  Accordingly, the Company’s shareholders will receive no value for their shares of the Company’s common stock as part of the bankruptcy proceedings.

Merriman Curhan Ford served as financial advisor to the Company in assisting with the sale of the Company’s assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATHEROGENICS, INC.

Date: March 27, 2009	By: /s/MARK P. COLONNESE
Mark P. Colonnese
Executive Vice President, Commercial Operations
and Chief Financial Officer